Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:

Teresa Nilsen

Hennessy Advisors, Inc.

terry@hennessyadvisors.com

Phone: 800-966-4354

Hennessy Advisors, Inc. to Acquire STF Management ETFs

and Welcome Portfolio Manager Jonathan Molchan

Novato, CA – March 14, 2025 – Hennessy Advisors, Inc. (Nasdaq: HNNA) announced that it has signed a definitive agreement with STF Management, LP (“STFM”) to significantly expand its ETF offerings. This strategic move involves purchasing the assets of two ETFs and bringing them under the Hennessy umbrella: the STF Tactical Growth ETF (TUG) and the STF Tactical Growth & Income ETF (TUGN) (the “STFM ETFs”), with combined assets of approximately $220 million. The transaction is expected to close in the third quarter of 2025.

Upon completion of the transaction:

●	The STFM ETFs will be reorganized as a series of Hennessy Funds Trust.
●	The funds will be renamed the Hennessy Tactical Growth ETF and the Hennessy Tactical Growth and Income ETF.
●	Hennessy Advisors, Inc. will become the investment advisor to both funds.

“This transaction is a natural extension of Hennessy Advisors’ long-term growth strategy through acquisitions,” said Teresa Nilsen, President and COO of Hennessy Advisors, Inc. “We are excited about the possibility of strengthening our position in the ETF market and look forward to welcoming Jonathan Molchan, an experienced and highly regarded Portfolio Manager, to our team. Jonathan brings 20 years of industry experience, specializing in derivatives’ strategies, trading, research, and risk management. The addition of these innovative ETFs will complement our existing lineup and aligns with our commitment to providing investors with long-term investment solutions. We look forward to Jonathan and the STFM ETF shareholders joining the Hennessy family, and we are committed to a smooth transition for all concerned,” she added.

Jonathan Molchan, who will continue to manage the portfolios on a day-to-day basis, stated, “The Hennessy team has an outstanding reputation for their commitment to shareholders and the asset management industry. I am confident that our shareholders will continue to benefit from disciplined portfolio management, exceptional shareholder service, and trusted oversight. Personally, I am thrilled to be joining such a well-respected and highly regarded firm.”

The transaction is subject to customary closing conditions, including approval from the SEC, the Hennessy Funds Trust Board of Trustees, the Listed Funds Trust Board of Trustees (of which the STFM ETFs are a series), and the STFM ETFs’ shareholders. The transaction has been structured with the intention of qualifying as a tax-free reorganization under the Internal Revenue Code of 1986, as amended. Consequently, shareholders of the STFM ETFs should not recognize any gain or loss for federal income tax purposes as a result of the transaction.

About Hennessy Advisors, Inc.
Hennessy Advisors, Inc. is a publicly traded investment manager offering a broad range of domestic equity, multi-asset, and sector and specialty funds. Hennessy Advisors, Inc. is committed to providing superior service to shareholders and employing a consistent and disciplined approach to investing based on a buy and hold philosophy that rejects the idea of market timing.

About STF Management, LP

STF Management, LP (STFM) was formed in February 2022 to offer Exchange‑Traded Fund management. Founding partners Thomas Campbell and Jonathan Molchan provide active management to two registered ETFs: the STF Tactical Growth ETF (TUG) and the STF Tactical Growth & Income ETF (TUGN).

Additional Information

Nothing in this press release shall be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solicitation, purchase, or sale would be unlawful under the securities laws of such jurisdiction.

This press release contains forward-looking statements, which do not relate strictly to historical or current facts. Forward-looking statements are beyond the ability of Hennessy Advisors, Inc. to control and, in many cases, Hennessy Advisors, Inc. cannot predict what factors would cause actual results to differ materially from those indicated by forward-looking statements. Among other risks and uncertainties is the ability of Hennessy Advisors, Inc. to successfully merge the assets of the STFM ETFs into the Hennessy investment portfolio. As a result, no assurance can be given as to future results, levels of activity, performance, or achievements, and Hennessy Advisors, Inc. assumes no responsibility for the accuracy and completeness of any forward-looking statements.

This press release is not a solicitation of a proxy from any shareholder of the STFM ETFs. In soliciting shareholder approval of the transactions, Hennessy Funds Trust and Listed Funds Trust, and their respective trustees, as well as Hennessy Advisors, Inc. and STFM, may be deemed to be participants in the solicitation. Information about the trustees of Hennessy Funds Trust may be found in the Form N‑CSR of the Hennessy Funds filed with the SEC on January 8, 2025, and in the Statement of Additional Information filed with the SEC on February 28, 2025. Information about the trustees of Listed Funds Trust may be found in the Form N‑CSR of the STFM ETFs filed with the SEC on December 6, 2024, and in the Statement of Additional Information filed with the SEC on July 29, 2024. Shareholders of the STFM ETFs should read the definitive prospectus/proxy statement that will be filed in connection with the solicitation because it will contain important information, including a description of any direct or indirect interest of the participants in the solicitation. The definitive prospectus/proxy statement and other relevant documents (when available) may be obtained free of charge from the SEC’s website at www.sec.gov or by calling 1-800-966-4354.

Investors should consider the investment objective, risks, charges, and expenses of the STFM ETFs carefully before investing. A prospectus with this and other information may be obtained at www.stfm.com, or by calling 866-590-9112. Read the prospectus carefully before investing.

ETFs involve risk, including possible loss of principal.

Shares of the STFM ETFs are distributed by Foreside Fund Services, LLC, which is not affiliated with STFM or Hennessy Advisors, Inc.

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